                                Eaton Corporation
                         2003 Annual Report on Form 10-K
                                   Item 15 (c)
                                 Exhibit 10 (l)

                                EATON CORPORATION
                      EXECUTIVE INCENTIVE COMPENSATION PLAN

I. Purpose

The purpose of the Plan is to provide an annual incentive compensation opportunity for eligible employees in executive, administrative, professional, technical, or advisory positions whose actions are considered to have a significant impact on corporate performance.

II. Effective Date

This restatement of the Plan is effective beginning with the 2003 Executive Incentive Compensation Plan year and shall remain in effect until its terms are changed by the Board of Directors of Eaton Corporation.

III. Administration

The Plan is adopted by the Board of Directors of the Company and may be amended, modified or discontinued, as the Board, in its sole discretion, may deem necessary.

The Plan is administered by the Management Compensation Committee (the "Committee"), which shall consist of the Chief Executive Officer and up to four officers designated by the Chief Executive Officer. The Committee shall have complete authority to interpret all provisions of the Plan consistent with the law.

IV. Concept

The Plan is intended to support the Company's Pay-for-Performance culture. It is based on the concept that those individuals in positions that have an opportunity to significantly affect company results should have a significant portion of their total compensation at risk and linked to business and individual results.

V. Eligibility

Any salaried employee of the Company or any of its subsidiaries (including any subsidiary acquired after adoption of this Plan) who in the judgment of the Committee meets the criteria described in Article I may be selected for participation in the Plan. The Committee will have final authority for designating participants in the Plan, but may delegate this authority, as it deems advisable.

An employee may be designated as a participant on the first of any month following the approval of the Committee or its designee.

VI. Calculation of Incentive Compensation Payments

Plan participants will be placed into one of three (3) Incentive Compensation Programs within the overall Plan. These three Programs are:

 - Operations Program - which will include participants who are assigned to operating units.

 - Corporate Staff Program - which will include participants who are members of corporate staff functional departments.

 - Executive Management Program - which will include senior elected officers.

Beginning with the 2003 plan year, the total Corporate Incentive pool will be created by multiplying the participants' base salaries (as in effect as of March 1 of each year) by Target Percentage Incentive Factors which are either (a) the standard percentage Incentive Factor appropriate to their level of responsibility or (b) an alternative individual Percentage Incentive Factor approved by the Company's Chief Executive Officer or designee. The aggregate pool amount will then be multiplied by the Corporate Performance Factor to determine the Initial Adjusted Corporate Incentive Pool.

The Corporate Performance Factor raises or lowers the Initial Corporate Incentive Pool based on Eaton's performance as measured by a matrix of Cash Flow Return on Gross Capital (CFR) and Earnings per Share (EPS). A philosophical cornerstone of the Plan is the belief that consistently high performance against this Matrix will result in increases in shareholder value. The Compensation and Organization Committee of the Board will establish the Corporate Performance Factor Schedule. This schedule will define the threshold, target, and maximum CFR/EPS matrix goals and pool adjustment levels for the designated year. This process determines the maximum amount of the Initial Adjusted Corporate Incentive Pool but is not linked to the incentive distribution process.

The Compensation and Organization Committee of the Board of Directors, in its sole discretion, will determine the Final Adjusted Corporate Incentive Pool by multiplying the Initial Adjusted Corporate Incentive Pool by a Corporate Performance Incentive Pool Modifier which can affect the initial pool by as much as plus or minus twenty (20%) percent. In applying the Corporate Performance Incentive Pool Modifier, the Compensation and Organization Committee of the Board of Directors will take into consideration such other performance factors as it deems appropriate which may include, but are not limited to: performance versus Profit Plan goals; performance versus that reported for Eaton's peer companies and progress toward the execution of the corporation's growth strategies.

The process of allocating the incentive funds is based upon performance ratings. In the Operations Program, each appropriate operating unit will be given a rating on a scale from zero (0) to 150 percent. Participants in each program will be given individual ratings based on the same scale. These ratings will be established by a senior officer, subject to final review and approval by the Chief Executive Officer, and will be based primarily upon the success of the unit and/or individual in meeting pre-established objectives. Individual Ratings for elected officers will be recommended by the Chief Executive Officer and must be approved by the Compensation and Organization Committee of the Board of Directors. It is intended that the ratings process should allow maximum flexibility for the recognition of unanticipated challenges and opportunities, which may not have been contemplated at the time the original objectives were established.

While it is not necessary that the entire Final Adjusted Corporate Incentive Pool be allocated to participants, the total of all awards made to participants throughout the Corporation cannot be greater than the sum of the pools of all three programs. Excepted from this provision are the awards made to designated employees by the Compensation and Organization Committee of the Board of Directors, which shall be calculated in a manner consistent with the Plan, but which shall be paid from the Corporation's General Funds rather than the Corporate Incentive Pool. At the sole discretion of the

Chief Executive Officer, money not distributed from one program may be reallocated to another program.

VII. Other Provisions

The Plan provides for a Special Award Fund which will allow the Compensation and Organization Committee of the Board of Directors, on an exception basis, to award special payments to individual participants who, in that Committee's judgment, have made extraordinary contributions to the Corporation in a year when there would normally be no incentive compensation payment due to below threshold corporate performance. The maximum amount of such awards is defined in
Article X of this Plan.

Note: When assigning individual ratings, a specific effort is made to differentiate in order to reward extraordinary job performance. To accomplish this, senior officers are expected to allocate ratings above 100 based on clearly demonstrated and exceptional job performance, leadership and initiative. The remainder of that business unit and/or department incentive pool will be allocated, again by job performance, to the remaining participants. As a natural consequence of this process the individual rating will generally average 100. However, because the Plan is designed to reward exceptional performance with ratings well above 100, fully competent performers can expect individual ratings that may average below 100. To insure that incentive pool funds are made available to support effective Pay-for-Performance objective, the Compensation and Organization Committee may, as it deems necessary for selected organizations or groups of incentive participants, require an alternative process for applying the Corporate Performance Factor and (if applicable) the Unit Rating in the individual award calculations. In this alternative award calculation process, the Lowest Ten Percent (10%) of Plan participants, as determined by final Individual Ratings Percentages, will receive the application of eighty percent (80%) of the final approved Corporate performance Factor and, if appropriate, the Unit Rating approved for their organization. The Next Lowest Ten Percent (10%) will receive the application of ninety percent (90%) of the Corporate Performance Factor and, if appropriate, the Unit Ratings approved for their organization. Incentive dollars made available by the application of these rules may be allocated to those Plan participants who are deemed to have made the greatest value contributions during the Plan award period.

In the sole discretion of the Compensation and Organization Committee: (a) the percentages cited in the above paragraphs may be adjusted from time to time to insure effective Plan processes and (b) a process will be established for determining the organization levels at which the Lowest and Next Lowest Ten Percent of Individual Ratings will be identified.

VIII. Payment

Incentive compensation will be paid in the year subsequent to the year in which it is earned at the earliest feasible date following the determination of final corporate performance and the calculation of individual incentive payments.

IX. Service for Part of Year

A participant must be employed by the Company or one of its subsidiaries at the end of an Award Period; provided, however, that a payment, prorated for the participant's months of participation during the Award Period, may be authorized by the Committee, in its sole discretion, in the event the employment of a participant terminates before the end of an Award Period due to death, permanent disability, normal or early retirement, closure or divestiture of an Eaton facility or any other reason. Notwithstanding the foregoing, upon any termination of the Plan during any Award Period, payments to all participants will be made, prorated for each participant's length of service during the Award Period prior to the date of Plan termination.

X. Accounting Provisions and Defined Terms

Awards paid out under the provisions of the Plan to participants in the Operations Program will be accrued for and charged to the appropriate units. Awards to participants in the Executive management and Corporate Staff Programs will be accrued for and charged as a corporate administrative expense.

Initial Adjusted Corporate Incentive Pool - The sum of the Incentive Potential for all participants in each of the three programs multiplied by the Corporate Performance Factor.

Final Adjusted Corporate Incentive Pool - The result obtained by multiplying the Initial Adjusted Corporate Incentive Pool by the Corporate Performance Factor as described in Section VI.

Corporate Performance Factor - Adjustment percentages, which raise or lower the Corporate Incentive Pool, based on Eaton's performance. The following schedule will be applied to the 2003 incentive pool adjustment and subsequent Plan years unless adjusted by the Compensation and Organization Committee of the Board of Directors in its sole discretion. Performance that falls between the points on the matrix will be interpolated to arrive at the appropriate Corporate Performance Factor to the closest 1%.

CFROGC/Earnings Per Share Matrix  -

                          Corporate Performance Factor

                             CFR         EPS
Cash Flow Return          Threshold   Threshold            Target           Maximum
----------------          ---------   ---------    -----   ------   -----   -------
13.0%                           40%         40%
14.3%                                                75%
16.4%                                                        100%
17.0%                                                                150%
17.6%                                                                          200%
Earnings per                  less
Share (EPS)             than $2.70       $2.70    $3.68    $5.00   $5.40     $5.80

  Cash Flow Return on Gross Capital (CFR) - Net income plus depreciation, and after-tax net interest divided by capital plus accumulated depreciation minus goodwill and short-term investments.

  Earnings per Share - Fully diluted Earnings per Share excluding Unusual Items as reported externally (also reported as "Operating Earnings Per Share")

  Special Award Fund - An amount not greater than twenty (20%) percent of the sum of the Corporate Incentive Pool. The Compensation and Organization Committee of the Board of Directors will have sole authority to grant up to the maximum of this Fund to recognize extraordinary contributions to the Corporation in a year when the CFR/EPS Matrix threshold was not met and the Plan did not generate payments for participants.

Percentage Incentive Factor Schedule - A schedule outlining the percentage to be applied against the base salary of each level of participant in order to determine the participant's Incentive Potential. The target incentive factor will vary according to level of responsibility, and may be changed from time to time to reflect the competitive practices for companies comparable to Eaton. The target incentive factor can be further adjusted at the beginning of the Plan year to reflect the participant's level of performance and other factors. The individual adjusted target incentive factors will be set at the beginning of the Plan year. The schedule of standard incentive percentages will be established by the Compensation Department subject to review and approval of the Compensation and Organization Committee of the Board of Directors.